EXHIBIT 99.1

FOR IMMEDIATE RELEASE: 19 January 2016

TAUTACHROME Inc. closes acquisition of PhotoSweep, LLC.

ORO VALLEY, Arizona, January 19, 2016 Tautachrome, Inc. (OTC-PINK: TTCM) today announced that on January 15, 2016, Tautachrome completed the acquisition of PhotoSweep, LLC., moved the USA operations to Oro Valley and began preparations to open operations in Australia.

PhotoSweep is the developer and operator of a software application for mobile devices that allows each user to order prints of digital photographs on the user's mobile device to be delivered at a chosen date and location in the United States that the user may specify.

"PhotoSweep is a great match for our business model and we are planning on promoting the new business in conjunction with the upcoming launch of our Safedate App" said Tautachrome CEO, Dr Jon Leonard, "as we push forward with building our business we will continue to identify operating assets for acquisition while continuing our organic growth".

PhotoSweep can be accessed for Android and Apple hand held devices from our website www.photosweep.com

PhotoSweep joins the Safedateapp tour. Photo: Brad Delaney

About Tautachrome, Inc.

Tautachrome, Inc. (OTC-PINK: TTCM) is an emerging growth company in the developing digital imagery technology sector. Tautachrome is an Internet technology development company with operations in America and Australia. Tautachrome which has a number of revolutionary patents pending, including Talk-to-the-Picture social networking and trustable imagery-based interaction.

Safe Harbor Statement Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome's reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.

Contact; Tautachrome, Inc.

Tel; +1 520 318 5578

Web: www.tautachrome.com